EXHIBIT 10.2

As Of May 13, 2014

Andrew Hindman
550 West 45th Street
#2903
New York, NY  10036

Dear Andrew:

We are delighted to present this letter agreement (“Agreement”), setting out the terms of your continued employment with Acorda Therapeutics, Inc. (the "Company") as Chief Business Development Officer. If these terms are acceptable, please sign and date the copy of this letter provided herewith and return it to me at your first convenience. If you accept the terms offered herein, this Agreement shall be deemed to be effective as of May 13, 2014 (the "Effective Date").

1.	Employment.

You will be employed by the Company as Chief Business Development Officer of the Company.

2.	Base Salary.

In consideration for your services under this Agreement, you shall be paid an annual base salary of $400,000, to be paid in accordance with the Company's standard payroll practices. Your base salary shall be reviewed annually by the President and Chief Executive Officer and the compensation committee of the Board of Directors.

3.	Annual Bonus.

You shall be eligible to receive an annual bonus as part of any bonus program implemented by the Board of Directors in an amount determined based on your performance.

4.	Benefits; Perquisites; Reimbursement of Expenses.

In addition to those payments set forth above, you shall be entitled to the following benefits and payments:

(a) Employee Benefit Plans Generally. You shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its senior executives.

(b) Vacation. You shall be entitled to paid vacation in accordance with the Company's vacation policy for senior managers as that policy may be amended from time to time.

(c) Perquisites and Reimbursement of Expenses. You shall be entitled to all perquisites offered to senior executives of the Company. In addition, you shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company's business, in accordance with the policies adopted from time to time by the Company.

(d) Insurance. You shall be covered by a Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company, provided by the Company at its expense, for so long as the Company has such a policy in place.

5.	Stock Options, Stock Appreciation Rights and Restricted Stock Awards.

You shall be eligible to receive annual performance-based stock option grants to purchase shares of the Company's common stock (“Options”), stock appreciation rights awards (“SARs”), and/or restricted stock awards of the Company's common stock (“Stock Awards”). The number of annual Options, SARs, and/or Stock Awards granted shall be determined based on the achievement of individual performance objectives as recommended by the compensation committee and approved by the Board of Directors and the Company's achievement of its goals and objectives. All such Options, SARs, and/or Stock Awards shall be granted pursuant to and in accordance with the terms of the Acorda Therapeutics, Inc. 2006 Employee Incentive Plan as amended (the “2006 Plan”), and/or any additional or replacement plan adopted by the Board (the "Plan(s)") except as such terms may be specifically modified herein. Unless otherwise provided for in any Option, SARs or Stock Awards agreement, all Options, SARs and Stock Awards granted to you shall vest in 16 equal quarterly installments, beginning with the first day of the quarter next following the date the Option, SAR or Stock Award is granted.

6.	Termination.

(a) Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason other than pursuant to subsection (c) of this Section 6, the following shall apply:

(i)           The Company shall continue to pay to you your base salary for a period ending on the earlier of the date that is twelve (12) months after you terminate or the date on which you obtain other, comparable employment (the "Severance Period"). Such salary continuation payments will be paid at the time of the Company's standard payroll during the Severance Period, except as provided in the next sentence. To the extent that the sum of your salary continuation payments that would otherwise be paid in the first six months following your termination exceed the lesser of (A) two times your annual rate of pay (determined under Treas. Reg. § 1.409A-1(b)(9)(iii) and (B) two times the compensation limit under section 401 (a)(17) of the Internal Revenue Code (the "Code") for the year of your termination, such excess shall not be paid within the first six months of your termination and, instead, will be paid in the seventh month after your termination of employment.

(ii)           The Company shall also pay you a bonus equal to the target bonus for which you would have been eligible for the year of termination pursuant to the Company's then effective cash bonus plan, multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365. Such payment shall be made in the month next following the month of termination of your employment.

(iii)           If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you elect coverage under a subsequent employer's group health insurance plan during the Severance Period, payment of such premiums shall cease (but only to the extent applicable law would not preclude payment of such premiums solely to you and other executives).

(iv)           The Options and SARs granted to you hereunder or under any other agreement that have vested as of the termination date shall remain exercisable for 90 days following such date, provided that no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under Section 409A of the Code) or the 10th anniversary of the original date of grant. All unvested Options, SARs and Stock Awards will be cancelled on the date of termination.

(v)           The Company shall pay you for all salary and any other amounts earned but not paid prior to termination, including vacation and sick leave days that have accrued through the date of termination and have not been used. Payment under this subsection (a)(v) shall be made at the time of the Company's standard payroll for the pay period that includes the date of termination of your employment.

(vi)           The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of acceptable supporting documentation. Payment under this subsection (a)(vi) shall be made within 10 days following your presentation of appropriate supporting documentation but no later than December 31 of the year next following the year of termination of your employment.

(b) Termination of Your Employment by the Company With Cause or by You Without Good Reason. The Company may terminate your employment with Cause or you may resign without Good Reason at any time. In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment. Thereafter, no further payments shall be made to you under this Agreement. All Options granted to you hereunder or under any other agreement that are fully vested as of the date of your termination shall remain exercisable for ninety (90) days from the termination date. If you dispute the grounds for your termination, your vested Options will remain exercisable until ninety (90) days after the date the dispute is resolved. Notwithstanding the preceding, no Option will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant.  All unvested Options, SARs and Stock Awards shall be forfeited.

(c) Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason Following a Change in Control. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason within the first 18 months after a Change in Control, the following shall apply:

(i)           The Company shall pay to you an amount equal to twenty-four (24) months of your base salary (the "CIC Severance Period") in a lump sum in the month next following the month of termination of your employment, except as described in this paragraph. You shall be under no obligation to secure alternative employment during the CIC Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain. To the extent that salary continuation payments under Section 6(a)(i) would be delayed until the seventh month after termination of employment if Section 6(a)(i) applied to your termination of employment, the payment under this Section 6(c)(i) shall be delayed until the seventh month after termination of employment.

(ii)           The Company shall also pay you a bonus equal to two (2) times the target bonus for which you would have been eligible for the year of termination pursuant to the Company's then-effective cash bonus plan. Such payment shall be made in the month next following the month of termination of your employment.

(iii)           If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the CIC Severance Period; provided that, if you elect coverage under a subsequent employer's group health insurance plan during the CIC Severance Period, payment of such premiums shall cease (but only to the extent applicable law would not preclude payment of such premiums solely to you and other executives).

(iv)           To the extent that your Options, SARs and Restricted or other Stock Awards have not fully vested at the time of the termination of your employment, all of the unvested Options, SARs and Restricted or other Stock Awards granted to you hereunder or under any other agreement shall become immediately and fully vested (and, with respect to Restricted Stock Awards, have the restrictions removed) as of the termination date, and all vested Options shall remain exercisable for 18 months following such date, provided that (i) no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant and (ii) such acceleration of the vesting shall not be applicable to your Special New Hire Awards (as defined below) if those awards are forfeited and terminate in connection with a Change in Control as provided in the agreements for such Special New Hire Awards.  As used in this clause (iv), “Special New Hire Awards” refers to the Option for 27,768 shares of the Company’s common stock and the Restricted Stock Award of 9,256 shares of the Company’s common stock that were granted to you on the Effective Date and which by their terms are scheduled to vest in full on the third anniversary of the Effective Date.

(v)           The Company shall pay you for all salary and any other amounts earned but not paid prior to termination, including vacation and sick leave days that have accrued through the date of termination and have not been used. Payment under this subsection (c)(v) shall be made at the time of the Company's standard payroll for the pay period that includes the date of termination of your employment.

(vi)           The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of appropriate supporting documentation. Payment under this subsection (c)(vi) shall be made within 10 days following your presentation of acceptable supporting documentation but no later than December 31 of the year next following the year of termination of your' employment.

(d) Cause. As used herein, “Cause” means that you have:

(i)               committed gross negligence in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company,;

(ii)               committed fraud in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

(iii)              engaged in “willful misconduct” with respect to the business and affairs of the Company. For purposes of this Agreement, “willful misconduct” means misconduct committed with actual knowledge that your actions violate directions and instructions of the CEO, which directions and instructions are legal and consistent with the Agreement;

(iv)              materially breached your duties under this Agreement or failed to materially comply with the Company’s policies and practices; or

(v)               committed an act of moral turpitude, theft, dishonesty or insubordination.

“Cause” shall be found only by a majority of the full Board.

(e) Good Reason. As used herein, “Good Reason” means:

(i)    a material diminution in your base salary;

(ii)    a material diminution in your authority, duties or responsibilities;

(iii)   a material diminution in the authority, duties or responsibilities of the supervisor to whom you report;

(iv)   a material diminution in the budget over which you retain authority

(v)    a material change in the geographic location at which you must perform the services; and

(vi)   any other action or inaction that constitutes a material breach by the Company of this Agreement.

Termination for Good Reason may occur only if (A) you give the CEO notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) you terminate within two years following the initial existence of the condition.

(f) Change in Control. As used herein, "Change of Control" shall be deemed to have occurred if:

(i)    there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

(ii)    there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(iii)   any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection (iii) shall not apply to an underwritten public offering of the Company's securities.

(g) Compliance with Section 409A. This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to you are exempt from , or comply with, Section 409A of the Code. However, it is your obligation to pay all required taxes (including any taxes under Section 409A) on any payments provided under this Agreement. Any payment under this Agreement that is subject to Section 409A and is contingent upon termination of your employment shall be payable only if such termination qualifies as a "separation from service" within the meaning of Section 409A, and regulations promulgated thereunder. Each such payment shall be considered to be a separate payment for purposes of Section 409A.

7.	Confidentiality/Noncompetition.

As a condition of this Agreement, you agree to execute and be bound by the terms of the Company's form of Confidentiality, Invention Assignment and Non-Competition Agreement(s).

8.	Term.

The term of this Agreement shall continue for a period of one year following the Effective Date, unless earlier terminated as provided herein, and shall be automatically renewed for successive one year terms unless the Company or you provide written notice of its or your determination not to renew this Agreement at least 60 days prior to the expiration of the then current term.

9.	Miscellaneous Provisions.

(a) Notices. All notices and other communications hereunder between you and the
Company shall be in writing, shall be addressed to the receiving party's address of record (or to such other address as a party may designate by notice hereunder), and shall be either (i) delivered by hand, (ii) made by telecopy, (iii) sent by overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. This Agreement may not be assigned or pledged by you. In the event of the merger or consolidation of the Company (whether or not the Company is the surviving or resulting corporation), the transfer of all or substantially all the assets of the Company, or the voluntary or involuntary dissolution of the Company, the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this and the Company shall take all actions necessary to ensure that such corporation, transferee or transferees assume and are bound by its provisions.

(e) Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of proper jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Choice of Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

(g) Entire Agreement.  This Agreement and your offer letter (as defined below) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. Notwithstanding the preceding sentence, the provisions of any Restricted Stock Agreements and all Option, SAR and Stock Award Agreements (“Awards”) granted pursuant to the 2006 Plan or other Plans, entered into between you and the Company on or after the Effective Date hereof, shall constitute additional agreements between the Company and you, and the provisions of Sections 6(a)(iv), 6(b) and 6(c)(iv) of this Agreement shall constitute terms of such Awards, notwithstanding anything to the contrary in Section 9 of the Plan. As used herein, your “offer letter” refers to the letter dated May 1, 2014 from Denise Duca to you setting forth certain terms and conditions applicable to your employment with the Company, a copy of which is attached hereto as Exhibit A.

(h) Arbitration. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement or the breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Employment Disputes Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of you and the Company, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, as required by law, or the party's immediate family and legal and financial advisors, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of you and the Company. The Company shall pay all costs and fees associated with such arbitration, including all arbitration fees, the arbitrator's fees, attorneys’ fees and all costs.

If the terms of this Agreement are acceptable to you please sign where indicated below. It is understood and acknowledged that a fax signature will be considered to be valid as an original.

Very truly yours,

Acorda Therapeutics, Inc.

By:           /s/ Ron Cohen

Its:           President & CEO

Date: 4/16/15

Agreed to and accepted:

/s/ Andrew Hindman
Andrew Hindman

Date: 4/16/15

EXHIBIT A

May 1, 2014

Andrew Hindman
1020 Vallejo Street
APT 6
San Francisco, CA  94133

Dear Andrew:

I am pleased to confirm our offer of employment to you as Chief Business Development Officer reporting to Ron Cohen, President & CEO.

The terms of the offer are as follows:

1.
The salary is $400,000 per annum, payable semi-monthly on the 15th and the last business day of the month.  The semi-monthly rate is $16,666.66.  Your salary will be subject to annual review.  Your work location will be the Company headquarters in Ardsley, New York.

2.
You will receive a signing bonus of $100,000.00 in two separate payments.  The first payment of $50,000.00 will be paid to you within the first 30 days of your start date.  If you voluntarily terminate without Good Reason within the first twelve months of employment, you agree to reimburse the Company on a prorated basis for the first payment of $50,000.  The second payment of $50,000.00 will be paid to you on the one-year anniversary of your start date.  If you voluntarily terminate without Good Reason twelve months from the date of the second payment, you agree to reimburse the Company on a prorated basis for the second payment of $50,000.

3.	Your start date is May 13, 2014.

4.
You will be eligible to participate in the Company’s benefit plans one month from your hire date.  Your benefits will be commensurate with the benefits provided to other senior executives at the Company.

5.	You will also be eligible to participate in the Company’s 401(k) plan and Flexible Spending Accounts one month from your hire date.

6.
You shall be entitled to all perquisites offered to senior executives of the Company.  In addition, you shall be entitled to reimbursement of all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company’s business, in accordance with its policies.

7.
For 2014, you will be eligible for 15 days of paid time off (PTO), all Company-paid holidays including the week the Company is closed between Christmas and New Year’s, and 2 floating holidays.  After 2014, you will receive PTO and holidays in accordance with Company policy and commensurate with other senior executives at the Company.

8.
You will receive a base grant of 138,840 options of Acorda common stock, vesting over four years.  In accordance with the Company’s standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years.  The grant date will be determined as of the new hire start date. The strike price will be the market price of the stock at the close of business on the date of grant.

9.
You will also receive 46,280 shares of restricted stock of Acorda common stock, vesting annually over a four-year period as follows:  ¼ of the grant will vest on May 13, 2015, ¼ on May 13, 2016, ¼ on May 13, 2017 and ¼ on May 13, 2018.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.

10.
You are eligible to receive a special grant of 27,768 options of Acorda common stock vesting after three years on May 13, 2017.  The strike price will be the market price of the stock at the close of business on the new hire start date.  In addition, you will receive 9,256 shares of restricted stock of Acorda common stock, vesting after three years on May 13, 2017.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.    The options and restricted shares under this special grant will not be subject to 100% vesting in the event of a Change in Control.

11.
In addition to a year-end performance review, you will be eligible to participate in the Company’s Merit Increase Program, Annual Cash Bonus Program and Acorda Equity Program with a potential to receive a pro-rated merit increase, cash bonus and equity grant.   Your Annual Cash Bonus Program target is 50% of base salary and is based on the Company’s performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can exceed 100% for an individual/team goal or in aggregate.  Eighty percent of your target is attributed to Company performance and twenty percent is attributed to individual/team performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors. These three programs will be pro-rated for your first year of employment or any subsequent partial year of employment.

12.
You will receive up to three months of temporary housing at one of the Company’s designated properties.  You will also receive assistance with permanent housing in New York and commuting expenses to and from California, such as flight accommodations, not to exceed an aggregate $35,000.  If within the first twelve months of employment, you voluntarily terminate your employment

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with the Company, you agree to reimburse the Company for such relocation expenses and temporary living expenses on a prorated basis.  All expenses associated with relocation are grossed-up for taxes and are reflected in your W2 at year end.

13.
You shall be entitled to the same indemnification and insurance coverage that other senior executive level employees receive pursuant to the Company’s Certificate of Incorporation, Bylaws, customary Indemnification Agreement and insurance policies, all as currently in effect, and applicable law.

14.
Within the first thirty days of employment, you will be given an Employment Agreement with terms including, but not limited to, terms contained in the Employment Agreement of Michael Rogers dated October 7, 2013.

15.
To comply with INS regulations, please bring with you on your first day of work, proof verifying your right to work in the United States.  Some examples are passport, driver’s license and Social Security card, or certificate of citizenship, etc.

16.
If you accept employment with the Company, you also certify that the information that you have provided the Company in connection with your submission for employment is true and complete.  You understand that if you provided false or misleading information to the Company during the course of the interview or application process it may result in disciplinary action up to and including termination of your employment at any time.

17.
By accepting this offer, you represent that you are not a party to any employment agreement that would interfere with your employment with Acorda Therapeutics, Inc.  If you are a party to any agreement that contains any restrictive provisions (confidentiality, non-compete, or otherwise) that potentially interfere with your employment with Acorda, you must notify me of those agreements and the relevant provisions, and to the extent possible, submit copies of the agreements. This offer is contingent upon a review of these agreements prior to your starting date so that Acorda can make an independent determination for its own purposes (and not to be considered advice to you) regarding the legal restraints in these agreements and whether they prohibit your employment with Acorda.

18.
This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period.  Once employed, you will be an employee at will.  This letter also constitutes the understanding between us with respect to our offer of employment, and replaces and supersedes any previous understandings or arrangements.

Andrew, we are delighted to extend this offer to you.

If you are in agreement with the terms outlined above, please sign and date one copy of this letter and return it to me at your earliest convenience.

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Should you have any questions regarding any of the above or any other matter, please contact me.  My telephone number is (914) 326-5159.  You can email me at dduca@acorda.com.

Sincerely,

/s/ Denise J. Duca

Denise J. Duca
Sr. Vice President - Human Resources

CC:           Ron Cohen, President & CEO

Accepted:

/s/Andrew Hindman	5/13/14
Signature	Date

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